FOR IMMEDIATE RELEASE: January 6, 2005

CONTACT:	Steve Tuttle
Vice President of Communications
TASER International, Inc.
Media ONLY Hotline: (480) 444-4000

TASER International, Inc. Cooperates with SEC Informal Inquiry

SCOTTSDALE, AZ, January 6, 2005 — TASER International, Inc. (NASDAQ: TASR), a market leader in advanced non-lethal devices, today announced that it is cooperating with an informal inquiry letter from the U.S. Securities and Exchange Commission (SEC).

We are compiling information to assist the SEC in two areas: Company statements regarding the safety of TASER® products and a recent order received from Davidson’s, Inc.

“We are confident our statements are supported by the safety studies of our products,” said Rick Smith, CEO of TASER International, Inc. “We are in the process of compiling the information requested by the SEC and look forward to working with them as we have with other independent entities interested in the safety of TASER devices such as the United States Department of Defense, the Home Office of the United Kingdom and other governmental agencies in the United States and abroad. Our public statements about the safety of TASER devices are consistent with those of medical experts that we have consulted, or in the case of the Department of Defense, were reviewed and approved prior to release by the very agencies that have commissioned the research.”

“Davidson’s Inc. has been a distributor for TASER International since 1999. Davidson’s most recent order was received and shipped in the normal course of business in the fourth quarter of 2004. It followed a 60-day test market for our new X26C Citizens’ Defense System that included two of Davidson’s firearms dealers. As a result, we were pleased to secure Davidson’s as the exclusive distributor for this market segment with an agreement providing Davidson’s the exclusive distribution rights to Federal Firearms License (FFL) dealers. Davidson’s ordered an initial 1,000 TASER X26C systems, costing less than one million dollars, for distribution to their dealers with no right to return the product. This order was announced together with an order for other law enforcement products which brought the total order to $1.5 million,” continued Smith.

The conclusion of the informal inquiry letter from the SEC to TASER International specifies, “This inquiry is non-public and should not be construed as an indication by the Commission or its staff that any violation of law has occurred, nor should it be considered a reflection upon any person, entity or security.”

About TASER International, Inc.

TASER International, Inc. provides advanced non-lethal devices for use in the law enforcement, military, private security and personal defense markets. TASER devices use proprietary technology to safely incapacitate dangerous, combative or high-risk subjects who pose a risk to law enforcement officers, innocent citizens or themselves. TASER technology saves lives every day, and the use of TASER devices dramatically reduces injury rates for police officers and suspects and reduces litigation costs. TASER technology is currently in testing or deployment at over 6,000 law enforcement and correctional agencies in the U.S. and abroad. For more information on TASER life-saving technology, please call TASER International at (480) 444-4000 or visit our website at www.TASER.com.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of the 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation including lawsuits resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, negative reports concerning TASER device uses, governmental inquiries and investigations, fluctuations in component pricing, government regulations, variation among law enforcement agencies with their TASER product experience, TASER device tests and reports, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

For further information contact Steve Tuttle, Vice President of Communications, at Press@TASER.com or call the Media ONLY Hotline: (480) 444-4000. Visit the company’s web-site at www.TASER.com for facts and video.

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